Exhibit 99.1


Profile Technologies Announces New Executive Hire

NEW YORK, Sep 06, 2007 -- Profile Technologies, Inc. (PRTK.OB) , a developer of non-invasive pipeline inspection systems for the detection of corrosion and other pipeline anomalies, has acquired the services of Robert Geib as Chief Operating Officer, to begin on September 4, 2007.

Mr. Geib holds a B.S. in electronics engineering. He has most recently been the Director of Operations Services for the Northeast Gas Association. His duties included oversight of programs and projects relating to pipeline integrity and security, and he served as liaison between the association's member companies and federal and state regulators. His industry background includes extensive engineering development of pipeline integrity programs for corrosion control and inspection as required by various state and federal laws and regulations.

About Profile Technologies, Inc.
Profile Technologies, Inc. has been a pioneer in the development of systems to survey cased and uncased pipelines for corrosion and other defects utilizing electromagnetic waves. These systems are non-invasive, non-destructive, easily portable and can inspect hundreds of feet of pipe from a single location.

Cautionary Statement
This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and the regulations thereunder. Company statements that are not historical facts, including statements about the Company's expectations, beliefs and plans are examples of such forward-looking statements and involve various risks and uncertainties including equipment, technology, contract and other risks. For a more complete discussion of the risks that could affect the Company's business and finances and cause actual results to differ materially from management's expectations, please reference the Companies SEC filings.


Profile Technologies, Inc.
Phil Jones, 412-741-5649
pljones1@profiletech.net